UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 13, 2019

Ring Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-36057	90-0406406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 West Wall St. 3rd Floor Midland, TX	79702

(Address of principal executive offices) (Zip Code)

(432) 682-7464

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	REI	NYSE American

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 13, 2019, on the recommendation of the Nominating and Corporate Governance Committee of the board of directors (the “Board”) of Ring Energy, Inc. (the “Company”), the Board approved the expansion of the Board from six members to seven and appointed Regina Roesener as a director to fill the newly created vacancy. Ms. Roesener was appointed to serve a term continuing until the Company’s 2019 annual stockholders meeting (the “2019 Annual Meeting”) and until her successor is duly elected and qualified and was nominated to stand for reelection at the 2019 Annual Meeting. The Board has determined that Ms. Roesener is an “independent director” as such term is defined under the NYSE American Company Guide.

Ms. Roesener currently serves as the Chief Operating Officer, Director of Corporate Finance and a member of the board of directors of NTB Financial Corporation (“NTB”), a member firm of FINRA and also a Registered Investment Advisor with the U.S. Securities and Exchange Commission (“SEC”). During her more than 30-year tenure at NTB, Ms. Roesener has been involved in the capital raising efforts for numerous public and private companies, many of which were in the energy sector, collectively raising more than $300 million. This involves working closely with executive management of the issuing company to develop and deliver their investor presentations and road shows, utilizing long-standing strategic relationships with participating FINRA member firms. In addition, in her position at NTB, Ms. Roesener was responsible for the management of an internal market broker for a large, SEC registered public company, where she facilitated more than $500 million in transactions over 15 years. She has served as a Board Member of the National Investment Bankers Association and as a member of Women in Syndicate Association and has served as a Board Member for the Denver chapter of the March of Dimes. Ms. Roesener received her Bachelor of Science degree in Education from the University of Colorado in 1982. Ms. Roesener is 59.

Ms. Roesener was not appointed to the Board pursuant to any arrangement or understanding with any other person, and there are no current or proposed transactions between the Company and Ms. Roesener or her immediate family members which would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

The Company issued a press release on September 16, 2019 announcing Ms. Roesener’s appointment to the Board, a copy of which is attached to this Current Report as Exhibit 99.1.

In connection with Ms. Roesener’s appointment to the Board, the Board approved certain changes to the membership of each of the Board’s committees. The Board’s Audit Committee will now be comprised of Ms. Roesener, Anthony B. Petrelli and Clayton E. Woodrum, with Mr. Woodrum serving as chair. The Board’s Compensation Committee will now be comprised of Stanley M. McCabe and Mr. Woodrum, with Mr. McCabe serving as Chair. The Board’s Nominating and Corporate Governance Committee will now be comprised of Messrs. Petrelli and McCabe, with Mr. Petrelli serving as chair and the Board’s Executive Committee will now be comprised of Mr. McCabe and Lloyd T. Rochford.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Title of Document

99.1	Press Release dated September 16, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ring Energy, Inc.

Date: September 17, 2019	By:	/s/ William R. Broaddrick
William R. Broaddrick
Chief Financial Officer